Investor Relations inquiries:
Debbie Laudermilk Director of Investor Relations 512.821.4102 Investor.relations@golfsmith.com	Joseph Teklits/Brendon Frey Integrated Corporate Relations 203.682.8200 www.icrinc.com

GOLFSMITH INTERNATIONAL HOLDINGS, INC. REPORTS
FISCAL 2006 SECOND QUARTER FINANCIAL RESULTS

AUSTIN – August 15, 2006 – Golfsmith International Holdings, Inc. (NASDAQ: GOLF), today reported its results of operations for the second quarter ended July 1, 2006.

Net sales for the second quarter increased 11.4 percent to $114.1 million compared with $102.5 million for the corresponding period a year ago. Comparable store sales for the quarter increased 3.0 percent. Golfsmith reported a net loss of $7.9 million, after certain net charges of $14.8 million, or a loss per diluted share of $0.73. This compares to net income of $6.0 million, or earnings per diluted share of $0.60, in the second quarter of fiscal 2005.

Second quarter net income included certain charges incurred by the company totaling approximately $14.8 million. The charges included $12.8 million related to the extinguishment of the company’s long-term debt that was retired with proceeds raised in the company’s initial public offering on June 20, 2006 and $3.0 million of expenses related to the termination of a management consulting agreement with First Atlantic Capital, Ltd., offset by $1.0 million of derivative income associated with the initial public offering. Additionally, the company recorded a non-cash, stock-based compensation expense of $0.4 million during the second quarter. Excluding these charges, net income for the second quarter of 2006 was $7.3 million or $0.64 per diluted share.

For the six-months ended July 1, 2006 net sales increased 13.5 percent to $188.9 million compared with $166.5 million for the corresponding period a year ago. For the same period, comparable store sales increased 6.4 percent. Golfsmith reported a net loss of $8.8 million, after certain net charges of $14.8 million, or a loss per diluted share of $0.85, compared to net income of $4.0 million, or earnings per diluted share of $0.40, for the six months ended July 2, 2005.

In the second quarter, Golfsmith opened six new stores and remains on track for new store growth of 10 to 12 for fiscal 2006. As of July 31, 2006, Golfsmith operated 59 stores in 14 states.

“We are pleased with our overall financial results for the second quarter, particularly in light of the relatively soft retail demand we experienced the last few weeks of the quarter,” said Jim Thompson, president and chief executive officer of Golfsmith. “Sales were driven by double-digit increases in key categories such as clubs, apparel and services. We also made meaningful progress executing several strategic growth initiatives, such as opening new stores and renovating existing locations, launching our loyalty program, and expanding our tennis and private label offerings.”

Gross profit for the three months ended July 1, 2006, was $41.7 million, or 36.5 percent of sales, compared with gross profit of $37.8 million, or 36.9 percent of sales, for the three months ended July 2, 2005. The decline in gross profit as a percentage of sales was attributable to a sales mix shift driven by strong sales of golf clubs that generally carry lower gross margins.

Selling, general and administrative expense for the second quarter was $34.2 million, or 29.9 percent of sales, compared with $28.0 million, or 27.3 percent of sales in the corresponding period a year ago. The increase reflected expenses related to nine stores in operation that were opened subsequent to July 2, 2005, as well as an expense of $3.0 million related to the termination of the company’s management consulting agreement with First Atlantic Capital, Ltd. and an expense of $0.4 million related to a non-cash stock compensation charge. Excluding the expenses related to the consulting agreement termination and the stock compensation charge, selling, general and administrative expenses as a percent of sales improved compared with the same period in 2005. Store pre-opening expense for the quarter totaled $1.0 million compared with $0.9 million for the same period in 2005. Operating income for the second quarter was $6.5 million, or 5.7 percent of sales, versus operating income of $9.0 million, or 8.8 percent sales, in the year ago period.

On June 20, 2006, the company completed its initial public offering of 6,000,000 shares of common stock at a price to the public of $11.50 per share, all of which were sold by the company. Upon completing the offering, the company received net proceeds of $61.2 million which, together with borrowings under its amended and restated senior secured credit facility, were used to repay all of its outstanding 8.375 percent senior secured notes.

Mr. Thompson continued, “With the completion of our initial public offering we have entered an exciting new era in the company’s history, and we believe that we have successfully positioned Golfsmith for continued growth.”

Outlook
Based on current business trends, the company is updating its outlook for the third quarter and fiscal year 2006. For the third quarter ending September 30, 2006, the company currently anticipates total revenues to be in the range of $91.0 million to $93.0 million. With the difficult comparisons for the quarter we expect comparable store sales to be between negative three percent and negative one percent. Based on a weighted diluted share count for the third quarter of 16 million, the company currently expects earnings per diluted share of $0.16 to $0.19.

For the year ending December 30, 2006, the company currently anticipates total revenues to be in the range of $352.0 million to $359.0 million and comparable store sales to be between 0.5 percent and 2.0 percent. Based on a weighted diluted share count for fiscal 2006 of 13.3 million, the company currently expects earnings per diluted share of $0.58 to $0.64.

Mr. Thompson concluded, “Our entire organization is focused on achieving our long-term goals and returning significant value to our shareholders. Looking ahead, we believe we are well positioned financially, operationally and strategically to successfully increase our geographic penetration and capture market share. We plan to further diversify our product selection, leverage our well-built infrastructure, and enhance our proprietary products and services to attract new guests to our multi-channel retail model and ensure we fully capitalize on the strength and history of the Golfsmith brand.”

About Golfsmith International Holdings, Inc.
Golfsmith International Holdings, Inc. (the “Company”) through its subsidiaries, is a multi-channel, specialty retailer of golf and tennis equipment and related apparel and accessories and is a designer and marketer of golf equipment. The Company offers golf equipment from top national brands as well as its own proprietary brands and also offers clubmaking capabilities. As of July 31, 2006, the Company marketed its products through 59 superstores as well as through its direct-to-consumer channels, which include its clubmaking and consumer catalogs and its Internet site. The Company also operates the Harvey Penick Golf Academy, an instructional school incorporating the techniques of the well-known golf instructor, the late Harvey Penick.

Cautionary Language

Certain statements made in this news release are forward looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in our form 10-Q, filed concurrently with this release and our Registration Statement on Form S-1, filed on June 15, 2006 under the caption “Risk Factors.”

Non-GAAP Financial Measurements

Golfsmith provides a non-GAAP measure of net income (loss) and net income (loss) per share in its earnings release. The presentation is intended to be a supplemental measure of performance and excludes: (i) charges related to the extinguishment of the company’s long-term debt; (ii) expenses related to the termination of a management consulting agreement; (iii) expenses related to stock-based compensation; and (iv) derivative income associated with the initial public offering. Golfsmith believes that excluding these items from the reported net loss represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

The names “Golfsmith ®,” “ASI ™” “Black Cat ®,” “Crystal Cat ®,” “GearForGolf ™,” “GiftsForGolf ™,” “Killer Bee ®,” “Lynx ®,” “Parallax ®,” “Predator ®,” “Snake Eyes ®,” “Tigress ®,” and “Zevo ®,” and the Golfsmith logo are trademarks, service marks or trade names owned by Golfsmith International, Inc.

	Golfsmith International Holdings, Inc.
	Consolidated Statements of Operations
	(Unaudited)
	Six Months Ended		Three Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net revenues	$188,948,611	$166,451,893	$114,138,315	$102,493,511
Cost of products sold	121,444,970	105,856,380	72,437,031	64,660,890

Gross profit	67,503,641	60,595,513	41,701,284	37,832,621
Selling, general and administrative	57,865,696	49,364,259	34,163,217	27,964,324
Store pre-opening expenses	1,222,736	1,403,519	1,022,987	886,762

Total operating expenses	59,088,432	50,767,778	35,186,204	28,851,086

Operating income	8,415,209	9,827,735	6,515,080	8,981,535
Interest expense	(5,813,072)	(5,750,630)	(2,753,646)	(2,888,528)
Interest income	155,475	62,960	144,692	45,520
Other income	1,420,776	31,090	1,098,712	8,492
Other expense	(108,240)	(71,978)	(65,296)	(48,230)
Loss on debt extinguishment	(12,775,270)	—	(12,775,270)	—

Income (loss) before income taxes	(8,705,122)	4,099,177	(7,835,728)	6,098,789
Income tax expense	(108,090)	(97,102)	(108,090)	(97,102)

Net income (loss)	$(8,813,212)	$4,002,075	$(7,943,818)	$6,001,687

Net income (loss) per share:
Basic	$(0.85)	$0.41	$(0.73)	$0.61
Diluted	$(0.85)	$0.40	$(0.73)	$0.60
Weighted average number of shares outstanding:
Basic	10,330,492	9,803,712	10,823,558	9,803,712
Diluted	10,330,492	9,946,879	10,823,558	9,946,879

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets
	July 1, 2006	December 31,
	(Unaudited)	2005
ASSETS
Current assets:
Cash and cash equivalents	$152,090	$4,207,497
Receivables, net of allowances of $155,385 at July 1, 2006
and $146,964 at December 31, 2005	2,487,339	1,646,454
Inventories	90,123,761	71,472,061
Prepaid expenses and other current assets	9,640,710	6,638,109

Total current assets	102,403,900	83,964,121
Property and equipment:
Land and buildings	21,412,537	21,256,771
Equipment, furniture, fixture and autos	22,507,618	19,004,608
Leasehold improvements and construction in progress	25,716,175	20,866,839

	69,636,330	61,128,218
Less: accumulated depreciation	(17,675,833)	(14,558,256)

Net property and equipment	51,960,497	46,569,962
Goodwill	41,634,525	41,634,525
Tradename	11,158,000	11,158,000
Trademarks	14,156,127	14,156,127
Customer database, net of accumulated amortization of $1,416,335 at
July 1, 2006 and $1,227,490 at December 31, 2005	1,982,870	2,171,715
Debt issuance costs, net of accumulated amortization of $2,388 at
July 1, 2006 and $3,126,103 at December 31, 2005	355,852	4,731,612
Other long-term assets	458,892	450,208

Total Assets	$224,110,663	$204,836,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	61,417,121	42,000,236
Accrued expenses and other current liabilities	13,139,463	19,163,459
Line of credit	36,450,901	—

Total current liabilities	111,007,485	61,163,695
Long-term debt	—	82,450,000
Deferred rent	5,106,031	4,095,442

Total liabilities	116,113,516	147,709,137
Total stockholders’ equity	107,997,147	57,127,133

Total liabilities and stockholders’ equity	$224,110,663	$204,836,270

Three Months Ended July 1, 2006 Reconciliation
Proforma Net Income and Proforma Earnings Per Share Reconciliation

Three Months Ended
July 1, 2006
Net income (loss) as reported	$(7,943,818)

Non-GAAP adjustments:
Loss on debt extinguishment	12,775,270
Management fee termination expense	3,000,000
Stock-based compensation	438,304
Derivative income	(1,033,257)

Adjusted net income	$7,236,499

Weighted Average number of shares outstanding:
Basic	10,823,558
Diluted	11,233,830

Net income (loss) per share:
Basic – non-GAAP	$0.67
Diluted – non-GAAP	$0.64